EXHIBIT 10.7

AUTOMATIC DATA PROCESSING, INC.
DEFERRED COMPENSATION PLAN
As Amended and Restated Effective July 25, 2014
The Automatic Data Processing, Inc. Deferred Compensation Plan is intended to provide a select group of management or highly-compensated employees the ability to defer certain compensation earned by such employees. This restated Plan document applies to all deferrals made or vested under the Plan on or after January 1, 2005 that are subject to the provisions of Section 409A of the Internal Revenue Code. All other deferrals made and vested prior to January 1, 2005 are subject to the rules in effect at the time the compensation was deferred. It is intended that this Plan will be supplemented by annual summaries describing the Plan and participation in the Plan for the applicable Plan Year; in the event of a conflict between the Plan and an annual summary, the terms of the Plan shall control.
ARTICLE I
DEFINITIONS
Capitalized terms used in this Plan, shall have the meanings specified below.
1.1    “Account” or “Accounts” shall mean all of the Bonus Deferral Subaccounts, Company Matching Contribution Subaccounts or Company Stock Unit Subaccounts that are specifically provided in this Plan.
1.2    “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.
1.3    “Annual Bonus Payments” shall mean, with respect to any Eligible Employee who does not qualify as a sales associate, the compensation earned pursuant to any annual cash incentive plan or annual cash bonus plan or program adopted by the Company; provided, however, that the following compensation shall not qualify as “Annual Bonus Payments” hereunder: spot bonuses, hiring bonuses, separation payments, retention payments, or other special or extraordinary payments. For the sake of clarity, payments of amounts under such annual cash incentive plan or annual cash bonus plan or program in connection with such Participant’s separation from service or termination of employment from the Company are to be treated for purposes of the Plan as an Annual Bonus Payment (and not a separation payment), even if the amounts are fixed and/or accelerated in connection with such separation or termination (provided that the timing of the payment and the extent to which the amount is substantially certain shall be taken into account in determining whether a deferral in respect of such payments shall be permitted under the Plan). Annual Bonus Payments shall only include compensation that is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to the Company’s fiscal year, and the performance criteria in respect of which was established in writing no later than 90 days after the commencement of the performance period to which such criteria relate.
1.4    “Annual Incentive Amounts” shall mean, as applicable, Annual Bonus Payments and Qualifying Sales Bonuses.
1.5    “Beneficiary” or “Beneficiaries” shall mean the person or persons designated in writing by a Participant in accordance with procedures established by the Committee or the Plan Administrator to receive the benefits specified hereunder in the event of the Participant’s death. No Beneficiary designation shall become effective until it is filed with the Committee or the Plan Administrator. If there is no such designation or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary.
1.6    “Board of Directors” or “Board” shall mean the Board of Directors of Automatic Data Processing, Inc.
1.7    “Bonus Deferral Subaccount” shall mean the bookkeeping account maintained by the Company or the Plan Administrator for each Participant that is credited with amounts equal to (i) the portion of the Participant’s Annual Incentive Amounts that he or she elects to defer, and (ii) earnings and losses (based on the Investment Rate) attributable thereto.
1.8    “Code” shall mean the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.
1.9    “Committee” shall mean a committee as the Compensation Committee may appoint to administer the Plan or, if no such committee has been appointed by the Compensation Committee, then it shall be the Compensation Committee. As of the effective date of this Plan, the Committee shall consist of (i) the person occupying the position of General Counsel of the Company, and (ii) the person occupying the position of Chief Human Resources Officer of the Company. In the event of a vacancy in either the position of General Counsel or Chief Human Resources Officer, then unless the Compensation Committee otherwise determines, the Committee shall consist of the remaining person until such vacant position is filled.
1.10    “Company” shall mean Automatic Data Processing, Inc., a Delaware corporation.
1.11    “Company Common Stock” means the common stock, par value $.10 per share, of the Company.
1.12    “Company Matching Contribution” shall mean the amount, if any, contributed by the Company for a Participant with respect to a Plan Year under Section 4.2.
1.13    “Company Matching Contribution Subaccount” shall mean the bookkeeping account maintained by the Company or the Plan Administrator for each Participant that is credited with an amount equal to (i) the Company Matching Contribution, if any, and (ii) earnings and losses (based on the Investment Rate) attributable thereto.
1.14    “Company Stock Unit Subaccount” shall mean the bookkeeping account maintained by the Company or the Plan Administrator for each Participant that is credited with (i) a number of Company stock units equal to the PBRS Awards that he or she elects to defer, if any, and (ii) an amount equal to the Dividend Equivalents (and earnings and losses (based on the Investment Rate) attributable to such Dividend Equivalents).
1.15    “Compensation Committee” shall mean the Compensation Committee of the Board.
1.16    “Disability” shall mean a circumstance where the Company shall have cause to terminate a Participant’s employment or service on account of “disability,” as defined in any then-existing employment, consulting or other similar agreement between the Participant and the Company or, in the absence of such an employment, consulting or other similar agreement, a condition entitling the Participant to receive benefits under a long-term disability plan of the Company, or, in the absence of such a plan, as determined by the Committee based upon medical evidence acceptable to it; provided, however, that a Participant shall not have a Disability for purposes of the Plan unless the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering the Company’s employees.

1.17    “Distributable Amount” shall mean the vested balance in a Participant’s Accounts subject to distribution in a given Plan Year.
1.18    “Dividend Equivalents” shall mean, for any Participant who defers PBRS Awards, an amount equal to the product of (a) the dividends (including extraordinary dividends, if so determined by the Committee) declared and paid to other stockholders of the Company in respect of one share of Company Common Stock, multiplied by (b) the number of Company stock units in such Participant’s Company Stock Unit Subaccount on the date such dividends are so declared.
1.19    “Eligible Employee” shall mean those employees selected by the Committee in accordance with the procedures set forth in Article II.
1.20    “Enrollment Period” shall mean a period of time, as determined by the Committee with respect to each Plan Year, ending no later than the December 31 preceding the end of the performance period with respect to which the Annual Incentive Amounts or PBRS Awards, as applicable, for such Plan Years relate; provided, however, that if the relevant performance period does not end on June 30, the Enrollment Period shall end at least six months before the conclusion of the applicable performance period.
1.21    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
1.22    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.
1.23    “Fund” or “Funds” shall mean one or more of the investment funds selected by the Committee, or its designee, to which Participants may elect to make deemed investments pursuant to Section 3.3.
1.24    “In-Service Distribution Date” shall mean, in the case of a distribution to be made while the Participant is still employed by the Company, the month of September of the Plan Year elected by the Participant.
1.25    “Investment Rate” shall mean, (i) for each Fund with a fixed rate of return, the annual interest rate applicable to such Fund, as determined by the Committee from time to time, and (ii) for any Fund that does not have a fixed rate of return, any appreciation or depreciation in the value of the investment in which the Participant is deemed invested.
1.26    “Participant” shall mean any Eligible Employee who becomes a Participant in this Plan in accordance with Article II.

1.27    “PBRS Awards” shall mean, for any Plan Year, the number of shares of Company Common Stock earned by a Participant under the PBRS Program.
1.28    “PBRS Program” shall mean the Company’s performance-based restricted stock program, performance-based stock unit program or any similar performance-based equity arrangement under the Company’s 2008 Omnibus Award Plan (or any successor plan), as in effect from time to time.
1.29    “Plan” shall mean this Automatic Data Processing, Inc. Deferred Compensation Plan.
1.30    “Plan Administrator” shall mean, if applicable, any record keeper appointed by the Company (which may include an Affiliate of the Company) to perform administrative and other functions associated with the Plan.
1.31    “Plan Year” shall mean the Company’s fiscal year, which runs from July 1 to June 30.
1.32    “Qualifying Sales Bonuses” shall mean, with respect to any Eligible Employee who qualifies as a sales associate and (i) receives sales bonuses on a quarterly basis, the bonus paid to such person related to the Company’s fourth fiscal quarter in any Plan Year or (ii) receives sales bonuses on a monthly basis, the bonus paid to such person related to the last month in any Plan Year.
1.33    “Scheduled Distribution Date” shall mean, as applicable, the In-Service Distribution Date or the Separation from Service Distribution Date
1.34    “Separation from Service” shall mean that the employment or service provider relationship with the Company and any entity that is to be treated as a single employer with the Company for purposes of Treasury Regulations Section 1.409A-1(h) (the “Single Employer”) terminates such that the facts and circumstances indicate it is reasonably anticipated that no further services will be performed or that the level of bona fide services the Participant would perform after the termination (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Single Employer if the Participant has been providing services to the Single Employer less than 36 months).
1.35    “Separation from Service Distribution Date” shall mean, in the case of a distribution on account of a Separation from Service, the seventh month following the month in which the Separation from Service occurs.
1.36    “Unforeseeable Emergency” shall mean a severe unforeseeable financial hardship as defined in Section 409A and the regulations thereunder, including a severe financial hardship resulting from (i) an illness or accident of the Participant, the

Participant’s spouse, the Participant’s designated Beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)), (ii) the loss of the Participant’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control.
ARTICLE II

ELIGIBILITY FOR PARTICIPATION
2.1    Determination of Eligible Employee. With respect to all Plan Years commencing on or after July 1, 2011, Eligible Employees (with respect to both Annual Incentive Amounts and PBRS Awards) shall consist of all employees of the Company (or of any subsidiary that is incorporated in any State in the United States of America), determined as of July 1 of each Plan Year, that are (x) in executive letter grade positions, and (y) eligible to receive compensation pursuant to an annual cash incentive plan, or annual cash bonus plan or program; provided, however, that any employee whose home country is not the United States of America shall not be considered an Eligible Employee hereunder.
2.2    Participation. An Eligible Employee shall become a Participant in the Plan by electing to make a deferral of Annual Incentive Amounts or PBRS Awards in a Plan Year in accordance with Article III.
2.3    Amendment of Eligibility Criteria. The Committee may, in its discretion, change which employees are Eligible Employees under the Plan for any reason, including to comply with any applicable laws relating to the operation of the Plan. Eligibility for participation in one Plan Year does not guarantee eligibility to participate in any future Plan Year.
ARTICLE III
ELECTIONS

3.1    Election to Defer Annual Incentive Amounts and PBRS Awards.
(a)    Timing of Election to Defer Annual Incentive Amounts and PBRS Awards. An Eligible Employee may elect to defer Annual Incentive Amounts and/or PBRS Awards only during the Enrollment Period.
(b)    Amount Eligible for Deferral.
(1)    An Eligible Employee may elect to defer between 0% and 100% of his Annual Incentive Amounts and/or his PBRS Awards, as may be determined by the Committee. The Committee may change the amount or percentage that may be deferred in respect of any Plan Year at any time, or from time to time.
(2)    If necessary, the total amount deferred by a Participant shall be reduced in 1% increments in order to satisfy Social Security Tax (including Medicare), income tax withholding for compensation that cannot be deferred, employee benefit plan withholding requirements and any other withholding requirements.
(c)    Irrevocable Elections. Elections to defer Annual Incentive Amounts and PBRS Awards shall become irrevocable as of the date for such Plan Year set by the Committee in its sole discretion, which (i) in the case of an Annual Bonus Payment shall in no event be later than six months before the conclusion of the performance period with respect to which the Annual Bonus Payment relates, (ii) in the case of a Qualifying Sales Bonus shall in no event be later than the December 31 of the calendar year preceding the calendar year in which the Qualifying Sales Bonus will be earned, and (iii) in case of a PBRS Award shall in no event be later than six months before the conclusion of the performance period with respect to which the PBRS Award relates.
(d)    Duration of Election. An Eligible Employee’s election to defer Annual Incentive Amounts and/or PBRS Awards for any Plan Year is effective only for such Plan Year.
(e)    Method of Election. Elections to participate may be made in writing, through an electronic medium such as a website enrollment window or an email enrollment form or through a Plan Administrator, provided that the election is binding when made and there is sufficient record of when such election is made.
3.2    Elections as to Time and Form of Payment. During the Enrollment Period, a Participant shall make an election regarding the time and form of payment of the Annual Incentive Amounts and PBRS Awards deferred for that Plan Year (and all earnings and losses (based on the Investment Rate) attributable thereto, including in respect of Dividend Equivalents).
(a)    Elections as to Time. A Participant shall elect to receive a distribution of his Annual Incentive Amounts and PBRS Awards to be deferred for a Plan

Year (and all earnings and losses (based on the Investment Rate) attributable thereto, including in respect of Dividend Equivalents) (i) on an In-Service Distribution Date, (ii) on a Separation from Service Distribution Date or (iii) a portion on an In-Service Distribution Date and a portion on a Separation from Service Distribution Date; provided, however, that a Participant’s In-Service Distribution Date may be no earlier than five years following the date on which the deferral of Annual Incentive Amounts and PBRS Awards, as applicable, is made.
(b)    Elections as to Form. A Participant shall elect the form of the distribution of his Annual Incentive Amounts and PBRS Awards, whether in a lump sum payment or in annual installments. If no such election is made, the Participant shall be deemed to have elected to receive payment in a lump sum. A Participant may elect annual installments to be paid over a period not to exceed fifteen years. A Participant’s election to receive payment in annual installments on a Separation from Service is subject to the terms of Section 6.2(a)(2).
(c)    Application of Election. An election as to time and form of payment made with respect to a given Plan Year shall apply only to the Annual Incentive Amounts and PBRS Awards deferred for such Plan Year.
(d)    No Changes Permitted. Except as permitted by Section 3.2(e) below, elections as to time and form of payment shall become irrevocable as of December 31 of the Plan Year for which Annual Incentive Amounts and PBRS Awards, as applicable, are deferred.
(e)    Subsequent Changes in Time and Form of Payment. A Participant may delay the timing of a previously-scheduled payment or may change the form of a payment only if such subsequent deferral election meets all of the following requirements:
(i)    the subsequent deferral election shall not take effect until at least 12 months after the date on which it is made;
(ii)    the election must be made at least 12 months prior to the date the payment is scheduled to be made. For installment payments, the election must be made at least 12 months prior to the date the first payment in such installment was scheduled to be made; and
(iii)    the subsequent deferral election must delay the payment for at least five years from the date the payment would otherwise have been made. For installment payments, the delay is measured from the date the first payment was scheduled to be made.
A Participant may make only one subsequent change with respect to deferrals made for a specific Plan Year.

(f)    Initial elections and subsequent elections, if any, may be made in writing or through an electronic medium such as a website enrollment window or through an email enrollment form or through a Plan Administrator, provided that there is sufficient record of when such election is made.
3.3    Elections as to Deemed Investment Choices.
(a)    Prior to the date on which the actual deferral of an Annual Incentive Amount in respect of Plan Year is made by the Company, a Participant shall make an election regarding how such Annual Incentive Amount shall be deemed to be invested for purposes of determining the amount of earnings or losses to be credited to the Participant’s Accounts. If no such election is made in respect of Annual Incentive Amounts deferred in any Plan Year, then (i) the Participant shall be deemed to have made the same election made by such Participant in respect of the most recent Plan Year in which there was a deferral of Annual Incentive Amounts, and (ii) if no election contemplated by clause (i) has been made, the deferred Annual Incentive Amounts shall be deemed invested in the most risk-free type of Fund, as determined by the Committee in its sole and absolute discretion.
(b)    Dividend Equivalents shall be deemed to be invested in the Fund specified for such purpose by the Committee from time to time and communicated to the Participant, and if no such communication is made, in the most risk-free type of Fund, as determined by the Committee in its sole and absolute discretion.
(c)    The Committee shall select from time to time, in its sole and absolute discretion, investments of various types that shall be communicated to the Participant. The Investment Rate applicable to each Fund shall be used to determine the amount of earnings or losses to be credited to Participant’s Bonus Deferral Subaccount and Company Matching Contribution Subaccount (and the portion of the Company Stock Unit Subaccount attributable solely to Dividend Equivalents). Deemed investment choices shall not be changed unless the Committee promulgates a rule of general application permitting such changes.
ARTICLE IV
DEFERRAL ACCOUNTS
4.1    Bonus Deferral Subaccount. The Company or Plan Administrator shall establish and maintain a Bonus Deferral Subaccount for each Participant under the Plan. Each Participant’s Bonus Deferral Subaccount shall be further divided into separate subaccounts (“investment fund subaccounts”), each of which corresponds to a Fund elected by the Participant. A Participant’s Bonus Deferral Subaccount shall be credited as follows:
(g)    on the day the amounts are withheld and/or deferred from a Participant’s Annual Incentive Amounts, with an amount equal to the Annual Incentive Amounts deferred by the Participant; and

(h)    on a daily basis, each investment fund subaccount of a Participant’s Bonus Deferral Subaccount shall be credited with earnings or losses based on the applicable Investment Rate.
4.2    Company Matching Contributions. The Company shall match 50% of the first $20,000 of Annual Incentive Amounts deferred by a Participant with respect to a Plan Year, but only if the Participant has elected for such Annual Incentive Amounts to be distributed following the Participant’s Separation from Service; provided, however, that this matching contribution shall not be made with respect to any Participant who is either (i) an “officer” of the Company (as such term is defined under Rule 3b-7 of the Exchange Act) or (ii) a Corporate Vice President of the Company, in either case, determined as of the first day of the Plan Year. Notwithstanding the foregoing, Eligible Employees whose first day of active employment with the Company is on or after January 1, 2015 are not eligible to receive any Company Matching Contributions.
4.3    Company Matching Contribution Subaccount. The Company or Plan Administrator shall establish and maintain a Company Matching Contribution Subaccount for each Participant who receives a Company Matching Contribution under the Plan. A Participant’s Company Matching Contribution Subaccount shall be further divided into separate investment fund subaccounts, each of which corresponds to a Fund elected by the Participant. A Participant’s Company Matching Contribution Subaccount shall be credited as follows:
(a)    on the day such amount is deemed contributed, with an amount equal to the Company Matching Contribution Amount, if any; and
(b)    on a daily basis, each investment fund subaccount of a Participant’s Company Matching Contribution Subaccount shall be credited with earnings or losses based on the applicable Investment Rate.
4.4    Company Stock Unit Subaccount. The Company or Plan Administrator shall establish and maintain a Company Stock Unit Subaccount for each Participant who elects to defer receipt of a PBRS Award. A Participant’s Company Stock Unit Subaccount shall be credited as follows:
(a)    on the day shares of Company Common Stock would otherwise be issued to the Participant under the PBRS Program, with a number of Company stock units equal to the number of shares of Company Common Stock earned by the Participant under the PBRS Program; and
(b)    on the day dividends are paid to stockholders of the Company in respect of shares of Company Common Stock, an amount equal to the Dividend Equivalents; and

(c)    on a daily basis, the investment fund subaccount of a Participant’s Company Stock Unit Subaccount shall be credited with earnings or losses on the Dividend Equivalents based on the applicable Investment Rate.
ARTICLE V
VESTING
5.1    Vesting. A Participant shall be 100% vested at all times in his or her Bonus Deferral Subaccount. A Participant shall vest in his or her Company Matching Contribution Account at the time such Participant either (i) attains 65 years of age, or (ii) attains ten (10) years of service credited with the Company and its subsidiaries. The Committee in its sole discretion may credit a Participant with additional periods of service solely for purposes of vesting in his or her Company Matching Contribution Account. A Participant shall vest in his or her Company Stock Unit Subaccount with respect to the Company stock units therein attributable to a PBRS Award on the date on which such PBRS Award would otherwise have vested had the Participant not elected to defer receipt of the Company Common Stock issuable pursuant to such PBRS Award. A Participant shall be 100% vested at all times in the portion of his or her Company Stock Unit Subaccount attributable to Dividend Equivalents (and earnings and losses attributable thereto), notwithstanding that the underlying Company stock units in respect of which such Dividend Equivalents are credited may not yet have vested
5.2    Vesting Upon Death or Disability. Upon death or the Disability of a Participant, the Participant shall be 100% vested in his or her Company Matching Contribution Subaccount.
ARTICLE VI
DISTRIBUTIONS
Distributions from the Plan shall be made only in accordance with this Article VI. All distributions shall be in cash, except as otherwise may occur pursuant to Section 6.3, or as provided in Section 6.5, in either case, in respect of PBRS Awards.
6.1    Distribution of Accounts While Employed.
(c)    Scheduled Distributions.
(2)    In respect of all Distributable Amounts payable in a lump sum on an In-Service Distribution Date, the value thereof shall be determined as of the ninth day of the month of September in which the In-Service Distribution Date occurs, and the distribution thereof shall be made as soon as administratively possible (and in no event later than 90 days) thereafter. In respect of all Distributable Amounts payable in installments on an In-Service Distribution Date, all installments shall be valued as of the ninth day of the month of September in each applicable year, and the distribution thereof shall be made as soon as administratively practicable (and in no event later than 90 days) thereafter.

(3)    In the event a Participant has a Separation from Service prior to such Participant’s In-Service Distribution Date, then the provisions of Section 6.2 shall instead apply to such distribution.
(d)    Except as provided in Section 6.3, no unscheduled in-service distributions are permitted.
6.2    Distribution of Accounts after Separation from Service. If a Participant has a Separation from Service, the provisions of this Section 6.2 shall apply to the distribution of the Participant’s Accounts.
(d)    Separation from Service.
(1)    Age 55 with Ten Years of Service, or Age 65. At the time of the Participant’s Separation from Service, if the Participant has either (i) attained age 55 and has completed ten years of service, or (ii) attained age 65, then the Participant’s Account shall be distributed in accordance with the Participant’s elections.
(A)    Lump Sum. For Distributable Amounts for which the Participant has elected (or be deemed to have elected) a lump sum, the value thereof shall be determined as of the ninth day of the seventh month following the Separation from Service, and the distribution thereof shall be made as soon as administratively possible (and in no event later than 90 days) thereafter. If (i) a Participant has made an irrevocable election to defer his Annual Incentive Amounts, (ii) such Annual Incentive Amounts are deferred after the Participant’s Account has been distributed, and (iii) the Participant had elected to receive a lump sum distribution, then the additional Account balance shall be valued and distributed on the ninth day of the month immediately following the date the Annual Incentive Amounts are deferred.
(B)    Installment Payments. For Distributable Amounts for which the Participant has elected installments, (i) the first installment shall be valued as of the ninth day of the seventh month following the Separation from Service, and the distribution thereof shall be made as soon as administratively possible (and in no event later than 90 days) thereafter, and (ii) each subsequent installment shall be valued as of the ninth day of September of each of the following calendar years, and the distribution thereof shall be made as soon as administratively possible (and in no event later than 90 days) thereafter. For the avoidance of doubt, under no circumstances shall two installments be paid in a single calendar year. If (x) a Participant has made an irrevocable election to defer his Annual Incentive, (y) such Annual Incentive is deferred after the Participant’s Account has started to be distributed, and (z) the Participant had elected to receive installment payments, the additional deferral shall be added to the Participant’s balance in his Bonus Deferral Subaccount and shall be distributed in accordance with the installment election.

(2)    All other Separations from Service. If, at the time of the Participant’s Separation from Service, a Participant has neither (i) attained age 55 and has completed ten years of service nor (ii) attained age 65, then the Participant’s entire Account balance shall be distributed in a single lump sum. In any such case, the Distributable Amounts shall be valued as of the ninth day of the seventh month following the Separation from Service, and the distribution thereof shall be made as soon as administratively possible (and in no event later than 90 days) thereafter.
(e)    Death. In the case of the death of a Participant, either while employed by the Company or prior to distribution of the Participant’s entire Account balance, the Participant’s Account balance shall be distributed to the Participant’s Beneficiary as soon as administratively possible and in no event later than 90 days following the death of the Participant. The value of the Participant’s Account shall be determined as of the date on which the Participant dies.
(f)    Disability. In the case of the Disability of a Participant prior to the commencement of distribution of the Participant’s Account balance, the Participant’s Account balance shall be distributed to the Participant in a lump sum as soon as administratively possible (and in no event later than 90 days) after it has been determined by the Committee that the Participant suffers from a Disability. The value of the Participant’s Account shall be determined as of the date on which it has been determined by the Committee that the Participant suffers from a Disability.
6.3    Unforeseeable Emergency. A Participant shall be permitted to elect a distribution from his Bonus Deferral Subaccount, vested Company Matching Contribution Subaccount and/or vested Company Stock Unit Subaccount, if any, prior to the date the Accounts were otherwise to be distributed in the event of an Unforeseeable Emergency, subject to the following restrictions:
(a)    the election to take a distribution due to an Unforeseeable Emergency shall be made by requesting such a distribution in writing to the Committee, including the amount requested and a description of the need for the distribution;
(b)    the Committee shall make a determination, in its sole discretion, that the requested distribution is on account of an Unforeseeable Emergency; and
(c)    the Unforeseeable Emergency cannot be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under this Plan.
The amount determined by the Committee as distributable due to an Unforeseeable Emergency shall be paid within 30 days after the request for the distribution is approved by the Committee. The value of the Participant’s Account shall be determined as of the date on which the distribution request was made.

6.4    Valuation Date. In the event that any valuation date contemplated by Section 6.1 or Section 6.2 is not a business day, then the valuation date shall be the immediately preceding business day.
6.5    PBRS Awards. All distributions from the Company Stock Unit Subaccount attributable to deferrals of PBRS Awards (but not Dividend Equivalents or earnings and losses attributable to such Dividend Equivalents) shall be made in the form of one share of Company Common Stock for each Company stock unit therein. All shares of Company Common Stock ultimately distributed in respect of Company stock units under the Company Stock Unit Subaccount will be issued under the 2008 Omnibus Award Plan (or any successor plan).
ARTICLE VII
ADMINISTRATION
7.1    Committee. A Committee shall be appointed by, and serve at the pleasure of, the Compensation Committee. The number of members comprising the Committee shall be determined by the Compensation Committee, which may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Compensation Committee. The Compensation Committee or the Board may remove any member, with or without cause, by delivering a copy of its resolution of removal to such member.
7.2    Committee Action. The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by a majority of members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. Any member of the Committee may execute any certificate or other written direction on behalf of the Committee.
7.3    Powers of the Committee. The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not limited to, the following:
(a)    to select the Funds;
(b)    to construe and interpret the terms and provisions of this Plan;
(c)    to compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

(d)    to maintain all records that may be necessary for the administration of the Plan;
(e)    to provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;
(f)    to make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;
(g)    to appoint a Plan Administrator, or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and
(h)    to take all actions necessary for the administration of the Plan.
7.4    Construction and Interpretation. The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary.
7.5    Compensation, Expenses and Indemnity.
(a)    The members of the Committee shall serve without compensation for their services hereunder.
(b)    The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.
ARTICLE VIII
MISCELLANEOUS
8.1    Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title I of ERISA.

8.2    Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. Notwithstanding anything in the Plan to the contrary, a Participant shall be permitted to instruct the Committee (which instruction shall be effective unless the Committee disapproves the instruction) that all or a portion of his or her Accounts be assigned and conveyed to another person or entity pursuant to a domestic relations order (as defined in Section 414(p)(1)(B) of the Code), and payments pursuant to any such Accounts (or portion thereof) that have been so assigned and conveyed may be paid to such other person or entity in accordance therewith (and to the extent permitted under Section 409A of the Code).
8.3    Withholding. There shall be deducted from each payment made under the Plan or any other compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment or this Plan. The Company shall have the right to reduce any payment (or compensation), or the amount credited to a Participant’s Account, by the amount of cash (or equivalent value of Company stock units, as applicable, as determined by the Committee) sufficient to provide the amount of said taxes.
8.4    Amendment, Modification, Suspension or Termination. The Compensation Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts. The Committee may also amend the Plan, provided that the Committee may only adopt amendments that (i) do not have a negative material financial impact on the Company; or (ii) are required by tax or legal statutes, regulations or pronouncements.
8.5    Governing Law. Except to extent preempted by Federal law, this Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof.
8.6    Receipt or Release. Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.
8.7    Limitation of Rights and Employment Relationship. Neither the establishment of the Plan nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant, or Beneficiary or other person any legal or equitable right against the Company except as provided in the Plan; and in no event shall the terms of employment of any Employee or Participant be modified or in any way be affected by the provisions of the Plan.
8.8    Headings. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
8.9    Section 409A. All provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code (“Section 409A”). If the Committee determines that any amounts payable hereunder may be taxable to a Participant under Section 409A, the Company may (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and/or (ii) take such other actions as the Committee determines necessary or appropriate to avoid or limit the imposition of an additional tax under Section 409A; provided, that the Company shall have no liability to a Participant or Beneficiary with respect to the tax imposed by Section 409A.
As evidence of the amendment and restatement of this Plan, effective
July 25, 2014, by Automatic Data Processing, Inc., this document is signed by a duly authorized officer.
AUTOMATIC DATA PROCESSING, INC.
By: /s/ Michael A. Bonarti
Name: Michael A. Bonarti
Title: Vice President, General Counsel and Secretary